Quest Solution Reports First Quarter Results

Revenues increase 72% to $18.4 Million

EUGENE, Oregon, May 23, 2016 - — Quest Solution, Inc, “The Company” (OTCBB: QUES), today announced financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

●	Net revenues of $18.4 million, an increase of 72% compared to the prior year period

●	Gross Margin improvement over Q4-2015 from 18.5% to 20.8%

●	Cash flow from operations of $1.5 million compared to $132,000 in the first quarter of 2015

●	Approval by board for 4M$ debt conversion program into C Shares to solidify balance sheet

●	Appointed Joey Trombino as Chief Financial Officer

First Quarter 2016- Select Financial Results

(In thousands, except share and per share data)

	Three Months Ended 3/31/16	Three Months Ended 3/31/15
Revenues	$18,394,562	$10,675,970
Gross profit	$3,818,014	$2,394,605
Gross profit margin	20.8%	22.4%
Net income (loss)	$(1,502,729)	$(422,082)
Adjusted EBITDA	$(160,427)	$37,310

Adjusted EPS - basic	$(0.04)	$(0.01)
Adjusted EPS – diluted	$(0.04)	$(0.01)
Weighted average shares outstanding - basic	36,947,978	35,029,495
Weighted average shares outstanding - diluted	36,947,978	39,971,337

Please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q, and the financial tables included below for the Company’s GAAP financial statements and a reconciliation of GAAP results to Non-GAAP measures.

“Sales to new customers in the Retail, Transportation and Logistics sectors in the first quarter of 2016 reinforce our view of strong market demand for our innovative mobility solutions, as companies continue to upgrade technology within their supply chain,” stated Gilles Gaudreault, Chief Executive Officer of Quest Solution, Inc. “Our business integration efforts are moving forward according to plan to extract both sales and operational efficiencies across the enterprise that we believe will drive additional top-line growth at a lower cost for improved profitability. With a solidified balance sheet, a more simplified capital structure and world-class sales and delivery organizations, we are well-positioned to grow our business and serve an expanding portfolio of customers.”

First Quarter Financial Results

Revenues

Revenues for the three months ended March 31, 2016 increased 72% to $18.4 million compared to $10.7 million for the three months ended March 31, 2015. - Approximately 45% of the increase was from acquired ViascanQData in October 2015 and the balance of the increase was due to significant enterprise account wins that occurred within the quarter.. Revenue for both periods was generated from the sales of hardware, software, consumables (labels, tags and ribbons) and related services by the Company to its customers.

Gross Margin

Gross profit margin for the three months ended March 31, 2016 was 20.8% of revenue compared to 22.4% for the three months ended March 31, 2015 with the decrease due to the account mix compared to a year ago. Compared to Q4-2015, the gross margin increased from 18.5% to 20.8% reflecting the higher mix of the Consumables business which is at a higher margin..

Net Income (loss)

Net loss for the three month period ended March 31, 2016 was $1.5 million compared to $422,000 for the three months ended March 31, 2015. The decrease in income is attributable to the amortization of intangibles, increased interest expense and additional costs incurred related to the acquisition of ViascanQData in October 2015.

EBITDA

The company’s operating expenses during the three month period ended March 31, 2016 included non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options.

Without the effect of these non-cash expenses, the pro forma Earnings Before Interest, Taxes and Depreciation and Amortization (“EBITDA”) for the three months ended March 31, 2016 was a loss of approximately $328,000 compared to a loss of EBITDA of approximately $1,000 for the three months ended March 31, 2015.

Please refer to the financial tables included below for a reconciliation of generally accepted accounting principles in the United States (“GAAP”) to non-GAAP financial results.

Balance Sheet Summary

Net deferred revenue consists of prepaid third party hardware service agreements, software maintenance service contracts and the related costs and expenses recorded net of the revenue charged. As stated in the footnotes to the financials, the company has deferred revenues of $8.0 million and deferred costs of $6.6 million. This net deferred revenue of $1.4 million at March 31, 2016 will be recognized in income over the term of the contracts, normally one to five years, with three years being the average term.

The board of directors has approved the creation of a Series C Preferred Stock which will carry a $1.00 per share value and convertible into common stock at $1.00 per share. The Company intends to work with debt holders for them to convert their debt into the Series C Preferred Stock. The Company intends to have at least $4 million of debt converted into the Series C Preferred by June 2016.

The Company plans to repurchase at least 4.5 million shares of common stock in addition to the 900,000 shares previously redeemed on December 31, 2015 pursuant to the Settlement Agreement with the former Company President)through the end of 2016. The company is repurchasing these shares to create the Company’s Employee Stock Purchase Plan (“ESPP”) and to reduce the issued and outstanding shares. The ESPP will allow all employees to purchase shares of stock directly from the Company and eventually directly from the market. The Company has begun the launch of this program in the United States and will be launching soon with its Canada operations. The Company intends for this process to be non-dilutive to shareholders.

Backlog

The Company’s backlog of signed, contracted orders at March 31, 2016 was $5.6 million. The backlog reflects orders expected to be delivered during Q2-2016.

Conference Call Details

Management will conduct a conference call on Monday, May 23, 2016 at 4:30 p.m. ET. To discuss the Company’s financial results for the first quarter, provide a general corporate update and conduct a question and answer period.

Date and time:	Monday, May 23, 2016 at 4:30 p.m. ET
Dial-in number:	1-888-632-3381 (domestic) or 1-785-424-1678 (international)
Replay number:	1-877-481-4010 (domestic) or 1-919-882-2331 (international). Please use passcode 10034 to access the replay. The replay will be available until June 23, 2016.
Webcast link:	http://www.investorcalendar.com/IC/CEPage.asp?ID=175049

About Quest Solution, Inc.

Quest Solution is a Specialty Systems Integrator focused on Field and Supply Chain Mobility. We are also a manufacturer and distributor of consumables (labels, tags, and ribbons), RFID solutions and barcoding printers. Founded in 1994, Quest is headquartered in Eugene, Oregon, with offices in the United States and Canada.

Rated in the Top 1% of global solution providers, Quest specializes in the design, deployment and management of enterprise mobility solutions including Automatic Identification (AIDC), Mobile Cloud Analytics, RFID (Radio Frequency Identification) and proprietary Mobility software. Our mobility products and services offering is designed to identify, track, trace, share and connect data to enterprise systems such as CRM or ERP solutions. Our customers are leading Fortune 500 companies from several sectors including manufacturing, retail, distribution, food / beverage, transportation and logistics, health care and chemicals / gas / oil.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc.’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Tables Follow

Investor Relations & Financial Media:

Investor Contact:

Hayden IR

Brett Maas

(646) 536-7331

brett@haydenir.com

or

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Quest Solution, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months
	ending March 31,
	2016	2015
Revenues
Gross Sales	$18,685,086	$10,712,016
Less sales returns, discounts, & allowances	(290,525)	(36,046)
Total Revenues	18,394,562	10,675,970

Cost of goods sold
Cost of goods sold	14,576,548	8,281,365
Total costs of goods sold	14,576,548	8,281,365

Gross profit	3,818,014	2,394,605

Operating expenses
General and administrative	894,257	856,600
Salary and employee benefits	3,126,401	1,518,900
Depreciation and amortization	495,587	25,496
Professional fees	229,455	88,480
Total operating expenses	4,745,700	2,489,476

Loss from operations	(927,686)	(94,871)

Other income (expenses):

Gain (loss) of Foreign Currency	340,512	(- )
Taxes	-	113
Interest expense	(915,389)	(395,272)
Other expenses	(166)	(392)
Other income	-	68,340
Total other income (expenses)	(575,044)	(327,211)

Net Loss Before Income Taxes	(1,502,729)	(422,082)

(Provision) Benefit for Income Taxes
Deferred	-	-
Current	-	-

Net Loss	$(1,502,729)	$(422,082)

Net (loss) per share - basic	$(0.04)	$(0.01)
Net (loss) per share - diluted	$(0.04)	$(0.01)

Weighted average number of common shares outstanding - basic	36,947,978	35,029,495
Weighted average number of common shares outstanding - diluted	36,947,978	39,971,337

Quest Solution, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash	$1,136,578	$842,715
Restricted Cash	553,439	690,850
Accounts receivable, net	11,666,552	11,409,258
Inventory, net	3,291,354	2,731612
Prepaid expenses	1,680,169	730,591
Deferred tax asset, current portion	160,545	160,545
Other current assets	458,699	396,775
Total current assets	18,947,336	16,962,346

Fixed assets, net of accumulated depreciation of $ 2,128,372 and $1,962,497, respectively	1,447,276	1,450,660
Deferred tax asset	433,997	433,997
Goodwill	21,252,024	21,252,024
Trade name	3,369,231	3,513,481
Intangibles, net	9,567	8,250
Customer Relationships	7,279,177	7,560,352
Other assets	681,971	689,347

Total assets	$53,420,579	$51,870,457

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$23,153,977	$19,849,978
Accounts payable and accrued liabilities, related party	338,706	177,776
Line of credit	4,549,574	5,450,657
Advances, related party	400,000	400,000
Accrued payroll and sales tax	1,618,618	1,598,335
Deferred revenue, net	618,313	742,976
Current portion of note payable	1,374,738	1,255,477
Notes payable, related parties, current portion	8,564,275	7,146,820
Other current liabilities	187,199	433,784
Total current liabilities	40,805,400	37,055,803

Long term liabilities
Note payable, related party, net of debt discount	13,436,146	13,910,768
Long term portion of note payable	561,816	569,477
Deferred revenue, net	789,106	533,874
Other long term liabilities	168,724	271,902
Total liabilities	55,761,192	52,341,824

Stockholders’ (deficit)
Series B Preferred stock; $0.001 par value; 5,200,000 shares authorized and 5,200,000 shares outstanding as of March 31, 2016 and December 31, 2015, respectively.	5,200	5,200
Common stock; $0.001 par value; 100,000,000 shares authorized; 35,029,495 and 35,029,495 shares outstanding of March 31, 2016 and December 31, 2015, respectively.	36,948	36,871
Additional paid-in capital	18,004,755	17,943,798
Accumulated Other Comprehensive Loss	(427,551)	-
Accumulated (deficit)	(19,959,965)	(18,457,236)
Total stockholders’ (deficit)	(2,340,613)	(471,367)
Total liabilities and stockholders’ (deficit)	$53,420,579	$51,870,457

The above balance sheet and income statement should be reviewed in conjunction with the full set of footnotes included in our Form 10Q filed with the SEC and available at www.SEC.gov.

Quest Solution, Inc.

Unaudited

Reconciliation of GAAP Measures to Non-GAAP Measures

	Q1 2016	Q1 2015
	3 months ending	3 months ending
EBITDA Calculation:
Net loss	$(1,502,729)	$(422,082)
Depreciation & Amortization	495,587	25,496
Non-Admissible portion of FX Gain	(235,930)
Interest Expense	915,389	395,272
EBITDA	$(327,683)	$(1,314)

Adjusted EBITDA Calculation:

EBITDA	$(327,504)	$(1,314)

Non Cash stock compensation	149,011	38,624
One-time non-recurring costs	18,245	-
Adjusted EBITDA	$(160,427)	$37,310

Net Revenue	$18,394,562	$10,675,970